Exhibit 99.1

Isle of Capri Casinos, Inc.

Completes Sale of Lady Luck Marquette and

Announces Redemption of

$50 Million of its Outstanding 5.875% Senior Notes due 2021

ST. LOUIS, March 13, 2017 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) announced today it has completed the previously announced sale of its Marquette, Iowa, property to an affiliate of Casino Queen (“CQ”), based in Swansea, Illinois.

Isle also announced that it has called for redemption $50 million aggregate principal amount of its outstanding 5.875% Senior Notes due 2021 (the “Notes”) at a redemption price of 102.938% of the principal amount thereof (or $1,029.38 per $1,000 principal amount of redeemed Notes) together with accrued and unpaid interest thereon to the redemption date, which will occur on April 11, 2017.  The Company will finance the redemption with proceeds from the sale described above, available cash and borrowings under its credit facility.  Following the redemption, $450 million aggregate principal amount of Notes will remain outstanding.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities and shall not constitute a notice of redemption under the indenture governing the Notes. Such notice is being made in accordance with the provisions of such indenture.

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About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with an exceptional experience at each of the 13 casino properties that it owns or operates, primarily under the Isle and Lady Luck brands.  On September 19, 2016, Eldorado Resorts, Inc. and Isle of Capri Casinos, Inc. announced that they have entered into a definitive merger agreement whereby Eldorado will acquire all of the outstanding shares of Isle of Capri.  The Company currently operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado, Florida and Pennsylvania. More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statement

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Jill Alexander, Senior Director, Corporate Communications -314.813.9368

NOTE:  Other Isle of Capri Casinos, Inc. press releases and a corporate profile are available at http://www.prnewswire.com.  Isle of Capri Casinos, Inc.’s home page is http://www.islecorp.com.